Exhibit 23.2
Consent of Independent Registered Public Accounting Firms
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to :
•	Compagnie Générale de Géophysique — Veritas 2009 Stock Option Plan,

•	Compagnie Générale de Géophysique — Veritas 2009 Performance Share Plan of our reports dated April 10, 2009, with respect to the consolidated financial statements of Compagnie Générale de Géophysique — Veritas included in its Annual Report (Form 20-F) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Compagnie Générale de Géophysique — Veritas filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Courbevoie, France
April 22, 2009

ERNST & YOUNG & AUTRES	MAZARS

/s/ Philippe Diu /s/ Nicolas Pfeuty	/s/ Xavier Charton /s/ Olivier Thireau

Philippe Diu Nicolas Pfeuty	Xavier Charton Olivier Thireau